Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart PPG Corporate Communications 412-434-3046 neuhart@ppg.com

Investors: Vince Morales PPG Investor Relations 412-434-3740 vmorales@ppg.com

PPG board of directors authorizes repurchase of 10 million shares

PITTSBURGH, Oct. 21, 2011 – PPG Industries (NYSE:PPG) announced today that its board of directors yesterday authorized the repurchase of an additional 10 million shares of outstanding common stock. The new authorization is effective immediately, does not expire and gives management discretion in determining the conditions under which shares may be purchased from time to time.

Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

In October 2010, PPG’s board of directors authorized a repurchase program for 10 million shares, of which approximately 1.7 million shares remained as of Sept. 30, 2011.

“In the three years since PPG completed the SigmaKalon acquisition in 2008, our average annual cash from operations grew by nearly 30 percent versus the prior five-year average, providing us with additional cash to grow earnings and return to shareholders,” said David B. Navikas, PPG senior vice president, finance and chief financial officer. “Since the beginning of 2010, we have used a portion of our expanded cash position to repurchase about 16 million shares of stock, reducing PPG’s outstanding share count by nearly 10 percent, as we believe such repurchases are an excellent means to reward our shareholders.”

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2010 were $13.4 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the timing and number of shares ultimately purchased under PPG Industries’ share repurchase program. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including PPG Industries’

ability to complete the share repurchase program and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.